UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2026

Skillsoft Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38960	83-4388331
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Innovative Way, Suite 2210
Nashua, NH 03062
(Address of principal executive offices) (Zip Code)

(603) 821-3902
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	SKIL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2026, the Board of Directors (“Board”) of Skillsoft Corp. (the “Company”) appointed Ronald Kisling as the Company’s Chief Financial Officer, effective as of May 20, 2026 (the “Transition Date”).

John Frederick retired as the Company’s Chief Financial Officer effective as of the Transition Date. At the Company’s request, Mr. Frederick has agreed to serve as an Advisor to the Company from the Transition Date until September 4, 2026 (the “Transition Period”), to facilitate the Chief Financial Officer transition, pursuant to a transition and separation agreement with the Company dated May 20, 2026 (the “Frederick Transition Agreement”).

Appointment of Ronald Kisling as Chief Financial Officer

Mr. Kisling, age 65, served as the Chief Financial Officer of Fastly, Inc., a content delivery network, cloud security, and serverless computing services company, from August 2021 to August 2025. From June 2018 to January 2021, Mr. Kisling served as Chief Financial Officer of Fitbit, Inc., a consumer electronics and fitness company which was acquired by Google LLC in January 2021, and served as Chief Financial Officer, Fitbit Business Unit from January 2021 to August 2021. He joined Fitbit in September 2014 and served as Chief Accounting Officer until his appointment as Chief Financial Officer. Prior to that, Mr. Kisling held Chief Financial Officer positions at numerous other technology companies, including Nanometrics Incorporated (now Onto Innovation Inc.), an industrial manufacturing company, PGP Corporation, a data encryption and security software company, Portal Software Inc., a product-based billing and revenue management software company, SPL WorldGroup, Inc., a revenue and operations management software company, and Saba Software, Inc., a talent management software company.

In connection with his appointment as Chief Financial Officer, on May 19, 2026, Mr. Kisling entered into an offer letter with the Company (the “Kisling Offer Letter”). Pursuant to the Kisling Offer Letter, effective upon the Transition Date, Mr. Kisling will receive an annual base salary of $500,000 and Mr. Kisling will be eligible for an annual bonus in accordance with the Company’s annual cash bonus program, with a target annual bonus equal to 75% of his annual salary rate (but pro-rated based on the Transition Date for the Company’s fiscal 2027). Mr. Kisling will also be eligible to participate in the Company’s benefits plans and programs made available to its other senior executives. The Company will also pay up to $15,000 for Mr. Kisling’s reasonable legal fees incurred in connection with negotiating the Kisling Offer Letter. Mr. Kisling will also receive a cash signing bonus of $200,000, less applicable withholdings and deductions, pursuant to the terms of a signing bonus agreement attached to the Kisling Offer Letter, which is generally payable with respect to 50% shortly following the Transition Date and 50% shortly following December 1, 2026, provided that it is subject to certain repayment conditions if Mr. Kisling’s employment is terminated due to “misconduct” (as defined in the signing bonus agreement) or Mr. Kisling resigns before the first anniversary of an installment’s payment date.

Under the Kisling Offer Letter, Mr. Kisling is also eligible to receive the following equity grants under the Company’s 2024 Employment Inducement Incentive Award Plan, subject to the Board’s Talent and Compensation Committee’s (the “Committee’s”) approval of the awards, and subject further in each case to Mr. Kisling’s continued employment with the Company through the vesting date: (i) 150,000 restricted stock units (the “New Hire Award”), allocated as follows: (x) 50% of the New Hire Award will be in the form of time-based restricted stock units, which vest ratably on each of the first four anniversaries of June 1, 2026 and (y) 50% of the New Hire Award will be in the form of performance-based restricted stock units (“PSUs”), which vest based on the achievement of both time and performance-based vesting conditions that will be determined by the Board or the Committee and (ii) a supplemental award of 30,000 PSUs (assuming target performance), which will vest based on achievement of both time and performance-based vesting conditions, with 50% of such award scheduled to time vest on each of May 1, 2027 and May 1, 2028 and with performance-based vesting conditions to be set annually by the Company’s Chief Executive Officer, subject to Committee approval.

Under the Kisling Offer Letter, if Mr. Kisling’s employment is terminated by the Company without Cause or by Mr. Kisling for Good Reason, Mr. Kisling will be entitled to 12 months’ annual base salary continuation, an additional monthly payment for up to 12 months sufficient to cover the costs of continued benefits participation, and his earned but unpaid annual bonus (if any) for the prior fiscal year. If Mr. Kisling’s employment is terminated by the Company without Cause or by Mr. Kisling for Good Reason during the 3-month period ending on the date of a Change in Control or within the 12-month period following a Change in Control (as defined in Company’s 2020 Omnibus Incentive Plan), Mr. Kisling will be entitled to the severance referenced in the preceding sentence (provided that, if the termination of employment occurs following the Change in Control, the base salary severance and benefits severance referenced in such sentence shall be paid in a lump sum), along with (i) his target annual bonus for the fiscal year in which termination occurs, (ii) a pro-rata target bonus for the year in which termination occurs and (iii) accelerated vesting of his outstanding equity awards. The severance payments and benefits are contingent upon Mr. Kisling’s execution and non-revocation of a release of claims, as well as Mr. Kisling’s compliance with his obligations under a restrictive covenants agreement with the Company. Upon Mr. Kisling’s termination of employment, he will also be entitled to his accrued salary and other accrued benefits.

There is no arrangement or understanding between Mr. Kisling and any other persons or entities pursuant to which Mr. Kisling was appointed as Chief Financial Officer and Mr. Kisling does not have any family relationship with any director or executive officer of the Company, or person nominated or chosen by the Company to become a director or executive officer.

In June 2018, the Company entered into an off-the-shelf agreement for customary services and products with Fastly, Inc. Mr. Kisling was the Chief Financial Officer of Fastly, Inc. from August 2021 to August 2025. Pursuant to this agreement, the Company has made payments to Fastly, Inc. of approximately $0.35 million since the beginning of fiscal year 2026. The Company is not aware of other transactions involving Mr. Kisling that are required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are any such transactions currently proposed.

John Frederick’s Transition Period

The Frederick Transition Agreement governs Mr. Frederick’s employment with the Company for the Transition Period. During the Transition Period, Mr. Frederick will continue to be paid base salary at his current base salary rate, remain eligible to participate in employee benefits plans, and continue to vest in his previously granted Company equity awards. Mr. Frederick will also be eligible to receive a retention bonus of $125,000, subject to, and paid shortly following, his timely execution and non-revocation of a general release of claims, and subject further to his compliance with his restrictive covenants (inclusive of the Transition Period) and other continuing obligations to the Company. The Company will also pay up to $10,000 for Mr. Frederick’s reasonable legal fees incurred in connection with negotiating the Frederick Transition Agreement.

The foregoing descriptions of the Kisling Offer Letter and the Frederick Transition Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Kisling Offer Letter and the Frederick Transition Agreement, which will be filed as exhibits to a Company Quarterly Report on Form 10-Q.

Item 7.01.	Regulation FD Disclosure.

On May 20, 2026, the Company issued a press release announcing Mr. Kisling’s appointment to, and Mr. Frederick’s retirement from, the position of Chief Financial Officer. A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information furnished in this Item 7.01, including in Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall such information be deemed automatically incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated May 20, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2026

SKILLSOFT CORP. By: /s/ Ronald W. Hovsepian Ronald W. Hovsepian Executive Chair and Chief Executive Officer